Exhibit 99.7

Consent of Peter J. Solomon Company, L.P.

January 19, 2005

Board of Directors

DIMON Incorporated

512 Bridge Street

Danville, Virginia 245411

Gentlemen:

We hereby consent to the inclusion in the Registration Statement on Form S-4 (Registration No. 333-            ) of DIMON Incorporated relating to the proposed merger of Standard Commercial Corporation with and into DIMON Incorporated, of our opinion letter, dated November 6, 2004, regarding such merger, as Annex D to the joint proxy statement/prospectus which is a part of such Registration Statement, and to the references thereto under the captions: “SUMMARY — Fairness Opinions From Our Financial Advisors;” “DIMON PROPOSAL ONE AND STANDARD PROPOSAL ONE: THE MERGER — DIMON’s Reasons for the Merger; Recommendation of the Merger by the DIMON Board of Directors;” “OPINIONS AND PRESENTATIONS OF FINANCIAL ADVISORS — Opinion of DIMON’s Financial Advisor;” “OPINIONS AND PRESENTATIONS OF FINANCIAL ADVISORS — Board Presentation of DIMON’s Financial Advisor.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Peter J. Solomon Company, L.P.